EXHIBIT 99.2
Sarah Zaozirny Director - Investor Relations
Investor Update	Issue Date:	January 20, 2005

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as the consequences of failing to obtain the $500 million reduction in annual payroll and benefit costs by Feb. 28, 2005, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. Continental undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

Current News
Fourth Quarter 2004: Today Continental reported a fourth quarter net loss of $206 million, or $3.12 diluted loss per share. These results include special items of $14 million primarily related to the retirement of aircraft and $18 million related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers. Excluding these items, Continental recorded a net loss of $174 million, or $2.62 diluted loss per share.

Debt and Capital Leases: At year-end 2004 our total debt and capital leases were $5.8 billion, of which $5.5 billion is debt. Of the $5.5 billion in debt, $642 million is current. Debt principal and capital lease payments for the first quarter 2005 are estimated to be approximately $110 million.

2005 Pension Expense and Contributions: Continental estimates its non-cash pension expense for 2005 will be approximately $315 million. The minimum required pension contribution is estimated to be approximately $300 million. Earlier this month Continental contributed six million shares of ExpressJet Holdings, Inc. stock (a total contribution value of approximately $65 million) to its pension plan toward this minimum contribution.

Fuel Hedges: Continental does not currently have any fuel hedges.

January RASM: Consolidated revenue per available seat mile ("RASM") for the first two weeks of January was up year-over-year due to the strong holiday return traffic. With the recent domestic fare restructuring, it is too early to estimate RASM results for the full month of January.

Net revenue impact from Delta fare restructuring: Continental estimates the initial negative impact from the recent fare restructuring initiated by Delta will be in the range of $10 - $12 million a month.

Cargo, Mail and Other Revenue: Continental estimates cargo, mail and other revenue will be approximately $190 million for the first quarter 2005.

Fees and Taxes Remitted to Governmental Entities: Continental supplementally discloses all fees and non-income based taxes remitted to various governmental entities that are charged on passenger tickets. Those fees and taxes totaled $258 million in the fourth quarter and $1.05 billion for full year 2004. In the current competitive environment, substantially all of these fees and taxes are absorbed by Continental.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to receive approximately $25 million for the full year 2005 (approximately $6.25 million per quarter) related to the tax-sharing agreement with ExpressJet. For more information regarding this tax-sharing agreement, please see our 2003 10-K.

Targeted Cash Balance
Continental anticipates ending the first quarter of 2005 with an unrestricted cash and short-term investments balance between $1.3 and $1.4 billion.

Advanced Bookings - Six Week Outlook
Advanced bookings in all regions through the end of February 2005 look strong and each region's bookings are averaging up more than three points year-over-year (yoy).

Domestic load factor for the first quarter 2005 is expected to be up about four points yoy. Domestic yields continue to be weak and we expect domestic yields will be down 3-4% for the first quarter 2005.

Transatlantic first quarter load factor is expected to be up almost 2 points yoy on a capacity increase of about 17%. We have seen some improvement in Transatlantic yields. For the first quarter, we expect Transatlantic yields will be up 3-4% yoy.

Latin first quarter load factor is expected to be up more than 3 points. We continue to experience negative pressure on Latin yields, especially in the Caribbean region.

Pacific first quarter load factor is expected to improve yoy by 3 - 4 points on roughly flat yields yoy.

2005 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	1st Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	(3.0)% 4.5% 17.0% 11.0% 2.7% 15.0% 4.0%	0.0% 1.0% 19.5% 11.0% 5.0% 12.0% 5.5%

2005 Estimate
Load Factor	1st Qtr.(E)	Full Year(E)
Continental Regional	76 - 77% 69 - 70%	78 - 79% 75 - 76%

2005 Estimate (cents)
Mainline Operating Statistics	1st Qtr.(E)
CASM (Cost per Available Seat Mile) Less: Fuel Cost & Related Taxes per ASM CASM Less Fuel & Related Taxes	9.90 - 9.95 2.11 7.79 - 7.84

2005 Estimate (cents)
Consolidated Operating Statistics	1st Qtr.(E)
CASM (Cost per Available Seat Mile) Less: Fuel Cost & Related Taxes per ASM CASM Less Fuel & Related Taxes	10.72 - 10.77 2.27 8.45 - 8.50

Consolidated is defined as mainline plus regional.

2005 Estimate
Fuel Gallons Consumed	1st Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	319 Million 69 Million $1.38	1,365 Million 295 Million $1.31

2005 Estimated Amounts ($Millions)
Selected Expense Amounts	1st Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$226 $170 $98 $85	$925 $720 $392 $310

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2004 ($Millions)	2005 Estimate ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$57 72 35 $164 (111) $53	$50 135 35 $220 (50) $170

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

First Quarter 2005 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $46 Between $24 - $46 Between $12 - $24 Under $12 Net Loss	66.6 66.6 66.6 66.6 66.6	84.6 80.4 75.4 66.7 66.6	$5.8 $3.2 $1.5 -- --

Full Year 2005 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $187 Between $97 - $187 Between $47 - $97 Under $47 Net Loss	66.9 66.9 66.9 66.9 66.9	85.0 80.8 75.8 67.1 66.9	$23.1 $12.9 $6.1 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
January 20, 2005
Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2004	2005E	2006E	YE 2006E
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 MD-80 737-700 737-300 737-500	18 16 10 9 41 12 91 2 36 51 63	- - - - - - 8 (2) - - -	- - - - - - - - - - -	18 16 10 9 41 12 99 - 36 51 63
Total	349	6	0	355

Regional
ERJ-145XR ERJ-145 ERJ-135	75 140 30	21 - -	8 - -	104 140 30
Total	245	21	8	274

Total Count	594	27	8	629

In December Continental announced an agreement with Boeing to lease eight 757-300s with delivery between July 2005 and January 2006 and to accelerate into 2006 the delivery of six 737-800s that were previously scheduled to be delivered in 2008. In addition, we placed an order for 10 7E7s for delivery beginning 2009. These aircraft deliveries are subject to approval by Continental's Board of Directors and are not included in the above-referenced fleet plan.

Reconciliation of GAAP to Non-GAAP Financial Information
(in millions except per share data)	4th Qtr 2004

GAAP Net Income/(Loss)
Items Excluded (Net of Taxes):
  Special charges for aircraft retirement and other
  Frequent flyer reward redemption cost adjustment
Non-GAAP Income/(Loss) (a)

Shares Used for Computation:

Diluted Earnings (Loss) per Share excluding above items (a)

$ (206) 14 18 $ (174) 66.3 $(2.62)

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	1st Qtr. Range(E)
Operating Expenses - GAAP	$ 2,061	$ 2,071
Items Excluded
Aircraft Fuel & Related Taxes	(440)	(440)
Operating Expenses - Non GAAP	$ 1,621	$ 1,631

ASMs (millions)	20,817	20,817

CASM-GAAP (cents)	9.90	9.95
Fuel Cost & Related Taxes per ASM	2.11	2.11
CASM Excluding Fuel & Related Taxes - Non-GAAP (cents) (b)	7.79	7.84

Consolidated (Mainline plus Regional)	1st Qtr. Range(E)
Operating Expenses - GAAP	$ 2,527	$ 2,539
Items Excluded
Aircraft Fuel & Related Taxes	(535)	(535)
Operating Expenses - Non GAAP	$ 1,992	$ 2,004

ASMs (millions)	23,577	23,577

CASM-Non-GAAP (cents)	10.72	10.77
Fuel Cost & Related Taxes per ASM	2.27	2.27
CASM Excluding Fuel & Related Taxes - Non-GAAP (cents) (b)	8.45	8.50

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(b) Cost per available seat mile excluding fuel and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.